                                                                    EXHIBIT 4.8

                                                               CONFORMED COPY

                              TRUST AGREEMENT (herein called this "Agreement")
                        dated as of August 26, 1994, among the holders of the 6.50% First Series Preference Shares of CORPORATE PROPERTY INVESTORS, a Massachusetts business trust ("CPI"), whose executions appear at the foot hereof (herein called the "Shareholders"), CORPORATE REALTY CONSULTANTS, INC., a Delaware corporation ("CRC"), and BANK OF MONTREAL TRUST COMPANY, a New York trust company, as Trustee (herein called, the "Trustee").

            WHEREAS the Shareholders hold outstanding shares of Common Stock, $.10 par value per share (the "Shares"), of CRC and outstanding shares of beneficial interest, par value $1,000 per share, of 6.50% First Series Preference Shares of CPI ("First Series Preference Shares"), the terms of the Certificate of Designation (the "Certificate of Designation") for which are substantially set forth in Exhibit A hereto; and

            WHEREAS the Shareholders desire to create hereunder a trust, to be known as the "CRC Trust II", the corpus of which is to consist of the Shares now held by the Shareholders and any shares of stock of CRC received by the Trustee with respect thereto and is to be held for the proportionate benefit of, or distributed proportionately to, the registered holders from time to time (herein called the "Grantors") of First Series Preference Shares who shall, respectively, be (i) a Shareholder, or a transferee of the First Series Preference Shares now held by a Shareholder who deposits all his Shares hereunder in accordance with Section 1.01 hereof, or (ii) a holder of First Series Preference Shares the issuance of which hereafter was, pursuant to
Section 2.03 hereof, accompanied by the transfer to CRC of the consideration set forth in Section 2.03 hereof, or a transferee of any such First Series Preference Shares; and

            WHEREAS the Trustee is willing to accept the trust property hereinafter described and to hold and dispose of it upon the trusts herein set forth;
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            NOW, THEREFORE, the parties hereto are agreed as follows:

                                    ARTICLE I

                  Transfers of Shares to Trustee, Establishment
                     of Initial Trust Corpus and Holding of
                           Beneficial Interest Therein

            SECTION 1.01. Transfer. (a) The Shareholders will, promptly after the date of execution hereof, cause to be delivered to the Trustee certificates, either registered in the Trustee's nominee's name or duly endorsed for transfer to the nominee of the Trustee and with proper transfer tax stamps affixed thereto if any such stamps are required, representing the Shares.

            (b) The Grantors may from time to time cause to be delivered to the Trustee certificates, either registered in the Trustee's nominee's name or duly endorsed for transfer to the nominee of the Trustee and with proper transfer tax stamps affixed thereto if any such stamps are required, representing additional shares of stock of any class of CRC. CRC shall reimburse the Grantors for any transfer tax stamps or any other transfer taxes payable in connection with the issuance of such certificates.

            (c) Stichting Pensioenfonds voor de Gezondheid Geestelijke en Maatschappelijke belangen, a Dutch foundation (the "Initial Beneficiary"), will, on the date of execution hereof, cause to be delivered to the Trustee $100 in cash (the "Initial Trust Corpus"). Notwithstanding any other provision of this Agreement, (i) the Trustee shall hold the Initial Trust Corpus, uninvested, until the occurrence of the transfers contemplated by Section 1.01(a) hereof or the earlier termination of the CRC Trust II pursuant to the terms hereof, (ii) upon the occurrence of the transfers contemplated by Section 1.01(a) hereof or such earlier termination, the Initial Trust Corpus shall be returned to the Initial Beneficiary, without interest, and (iii) thereupon the Initial Beneficiary shall not, in such capacity, have any further interest, as beneficiary or otherwise, in the CRC Trust II, but Stichting Pensioenfonds voor de Gezondheid Geestelijke en Maatschappelijke belangen shall have an interest in the CRC Trust II as a Grantor.

            SECTION 1.02. Beneficial Interest in Shares and Distributions with Respect Thereto. (a) The Trustee agrees that (i) (all shares of stock of CRC transferred to the nominee of the Trustee as described in Section 1.01
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hereof,(ii) all shares of stock of any class of CRC received by the Trustee as a stock dividend or other distribution on, or as a result of a split-up of, shares of stock of CRC held by the Trustee or received in exchange for such shares as a result of a merger, consolidation, recapitalization or reclassification of CRC or otherwise, (iii) all shares of stock of CRC issued to the Trustee as described in Section 2.03 hereof and (iv) all shares of stock of any class of CRC received by the Trustee upon its purchase thereof pursuant to Section 3.03 hereof or upon its exercise, pursuant to Section 2.04 hereof, of warrants or rights to subscribe to or purchase such shares, will be held by it as Trustee hereunder for the benefit of the Grantors in proportion to the respective numbers of First Series Preference Shares held by them, and, subject to Section 5.04, will not be sold or otherwise disposed of during the term of the CRC Trust
II. The Trustee further agrees that, subject to Section 5.04 hereof, all cash dividends and other assets received by the Trustee with respect to any of the foregoing (including all assets received pursuant to Section 3.05 hereof and all property other than cash or securities, all debt obligations, all shares of stock and all warrants or rights to purchase stock or other securities which the Trustee shall receive) exclusive of shares of stock, and warrants and rights to purchase shares of stock, of CRC, will be distributed currently by the Trustee to the Grantors in proportion to the respective numbers of First Series Preference Shares held by them.

            SECTION 1.03. Holding Trust Assets. All Shares and other assets held in the CRC Trust II may be held of record in the name of the Trustee's nominee.

                                   ARTICLE II

                    Transfer of Beneficial Interest, Issuance
                  of Additional First Series Preference Shares,
                     Warrants and Rights Offering by CRC and
                  Conversion of First Series Preference Shares

            SECTION 2.01. List. The Trustee shall keep a list in alphabetical order of the names and addresses of the Grantors and the number of First Series Preference Shares held by each Grantor, all as certified to the Trustee by CPI or its agent for the transfer of First Series Preference Shares. Upon written request from CPI, CRC or any Grantor, the Trustee shall furnish to CPI, CRC or such Grantor or to
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their respective authorized representatives or successors in interest a copy of the most recent list furnished to the Trustee.

            SECTION 2.02. Transfer. The beneficial interest of the Grantors in the Shares held in the CRC Trust II shall not be transferable separately but only by and as part of a transfer of First Series Preference Shares, and every sale or transfer by any Grantor of all or part of its First Series Preference Shares shall include all or a proportionate part of such Grantor's undivided beneficial interest in the Shares or in any other assets in the CRC Trust II then held by the Trustee. The sale or transfer of such undivided beneficial interest shall be evidenced by the transfer of a certificate representing First Series Preference Shares.

            SECTION 2.03. Issuance of Additional First Series Preference Shares. It is anticipated that, if CPI shall issue any additional First Series Preference Shares after the date hereof and prior to January 1, 1995, (a) CRC will concurrently issue a number of Shares to the Trustee bearing the same relationship to the number of Shares then held by the Trustee as the number of First Series Preference Shares being issued bears to the number of First Series Preference Shares outstanding immediately prior to such issuance of First Series Preference Shares and (b) against such issuance, the purchaser of such First Series Preference Shares from CPI shall pay to CRC an amount approximately equal to the product of $3.589 and the number of First Series Preference Shares being issued. The Trustee will be advised in writing of any action taken by CPI as described in this Section 2.03 and may properly rely on such advice.

            SECTION 2.04. Warrants and Rights for Stock of CRC. Upon the receipt by the Trustee from CRC of warrants or rights to subscribe to or purchase shares of stock of any class of CRC, the Trustee shall inform the Grantors thereof and advise the Grantors that if they desire and provide the Trustee with their respective portions (proportionately to the respective numbers of First Series Preference Shares held by them) of the consideration required for the exercise in full of all such warrants or rights, the Trustee will exercise the same. The Trustee will exercise such warrants or rights upon its receipt of the total consideration required for the exercise of all such warrants or rights, but in the event the Trustee does not receive the total consideration for the exercise of all such warrants or rights it shall permit all such warrants or rights to lapse and shall refund the consideration which it did receive to the Grantors from which it was received, without interest.
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CRC shall not issue any warrants or rights to subscribe to or purchase shares of stock of any class of CRC to the Trustee and holders of Shares other than the Trustee unless such warrants or rights provide that such other holders shall not be entitled to exercise the warrants or rights issued to such other holders unless the Trustee shall exercise the warrants or rights issued to the Trustee.

            SECTION 2.05. Conversion of First Series Preference Shares. Upon each conversion by a Grantor of First Series Preference Shares pursuant to
Section 4 of the Certificate of Designation, the Trustee shall deliver to the trustee of the CRC Trust (as defined below) all or a proportionate part, as applicable, of such holder's undivided beneficial interest in the Shares and in any other assets in the CRC Trust II then held by the Trustee, duly endorsed to the trustee of the CRC Trust (as defined below) or its nominee. The "CRC Trust" means the Trust created by that certain Trust Agreement dated as of October 30, 1979, among the shareholders of CPI at that date, CRC and First Jersey National Bank, as Trustee, under which the holders of common shares of CPI have beneficial interests in the shares of stock of CRC deposited in such Trust.

                                   ARTICLE III

                           Dividends and Distributions

            SECTION 3.01. Definition of "Additional Assets". Any cash, any property other than cash or securities, any debt obligations, any shares of stock and any warrants or rights to subscribe to or purchase securities (hereinafter collectively called "Additional Assets") which the Trustee shall receive as a dividend or other distribution on shares of stock of CRC held by the Trustee, or as a result of a split-up of such shares or in exchange for such shares pursuant to a merger, consolidation, recapitalization or reclassification of CRC or otherwise, or upon the dissolution, liquidation or bankruptcy of CRC, shall be dealt with by the Trustee as provided in Sections 2.04, 3.02, 3.03,
3.04 and 3.05 hereof.

            SECTION 3.02. Trustee to Distribute Additional Assets Other Than Stock of CRC or Warrants or Rights for Stock of CRC. Additional Assets (including (i) property other than cash or securities, (ii) debt obligations of CRC and warrants or rights to purchase securities of CRC other than shares of its stock and (iii) debt obligations of, shares of stock of, and warrants or rights to purchase stock or other securities of, any corporation other than CRC)
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other than shares of stock of any class of CRC and warrants or rights to purchase shares of stock of any class of CRC which the Trustee shall receive shall be distributed by the Trustee to the Grantors who are such on the record date fixed by CRC for purposes of the payment or delivery of such Additional Assets to its stockholders, in proportion to the respective numbers of First Series Preference Shares held by such Grantors. The Trustee may direct that any such Additional Assets be paid or distributed by CRC or by its dividend paying or distribution or exchange agent directly to the Grantors and, upon acceptance of such direction by CRC or such agent, such direction shall relieve the Trustee from all further responsibility with respect thereto.

            SECTION 3.03. Trustee to Retain Stock of CRC and Warrants or Rights for Stock of CRC. Additional Assets consisting of shares of stock of any class of CRC or warrants or rights to purchase shares of stock of any class of CRC which the Trustee shall receive shall be added to the corpus of the CRC Trust II and held by the Trustee, subject to all the terms and provisions of this Agreement, for the benefit of the Grantors.

            SECTION 3.04. Handling of Rights and Warrants. Additional Assets received by the Trustee consisting of warrants or rights to subscribe to or purchase any securities of CRC other than Shares or to subscribe to or purchase any securities of any corporation other than CRC shall be distributed by the Trustee in the manner described in Section 3.02 hereof. The Trustee shall not sell or distribute any warrants or rights to subscribe to or purchase additional shares of stock of any class of CRC and shall exercise such rights or warrants if but only if the Grantors shall provide the Trustee funds appropriate for such exercise pursuant to Section 2.04 hereof. Any shares of stock of CRC acquired by the Trustee upon such exercise shall be added to the corpus of the CRC Trust II and held by the Trustee, subject to all the terms and provisions of this Agreement, for the benefit of the Grantors.

            SECTION 3.05. Responsibility of Trustee on Dissolution, Liquidation and Bankruptcy of CRC. In the event that CRC should be dissolved or completely liquidated or be adjudged a bankrupt or institute proceedings to be adjudged a bankrupt or take advantage of any bankruptcy or insolvency laws or if a receiver is appointed for CRC or its property, or have proceedings to be adjudged a bankrupt commenced against it without its application or consent, the Trustee shall not be charged with any responsibility with respect to the dissolution, liquidation, bankruptcy, insolvency, receivership or other proceedings except
(i) to
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mail to the Grantors a copy of any notice the Trustee may receive of the institution of any such proceedings; and (ii) to pay and distribute moneys and other property received by the Trustee to the Grantors, as of the date of receipt by the Trustee, in proportion to their respective beneficial interests in the CRC Trust II, against the submission to the Trustee of their certificates for First Series Preference Shares for appropriate notation thereon of such payment and upon final distribution for notation thereon to the effect that the CRC Trust II has been terminated. If in connection with the final distribution made to the Trustee the certificates evidencing stock of CRC held in trust are required to be surrendered, the Trustee is authorized to surrender the same against the receipt of such distribution. If such certificates are not required to be surrendered in connection with such final distribution, the Trustee, after the receipt thereof, shall deliver the certificates to the Grantors in accordance with their respective interests, or as may be otherwise directed in such dissolution, liquidation, bankruptcy, insolvency, receivership and other proceedings.

                                   ARTICLE IV

                               Voting and Proxies

            SECTION 4.01. Directors of CRC. The Trustee shall, to the extent of and in accordance with instructions received by it from CPI, vote the Shares held by it so that each director of CRC shall, at all times also be a trustee of CPI.

            SECTION 4.02. Other Matters--Delivery of Notices and Proxies to Trustee. With respect to each meeting of stockholders of CRC, the Trustee will cause CRC to furnish to the Trustee copies of the notice of meeting, proxy statement (if any) and form of proxy for such meeting in sufficient number and sufficiently in advance of such meeting so that the Trustee may mail the same to each Grantor on the date fixed by CRC for determining stockholders entitled to vote at such meeting and request instructions from each Grantor as to how the Shares held in the CRC Trust II at such date for the benefit of such Grantor should be voted. Subject to Section 4.01 hereof, the Trustee shall, or shall cause its nominee to, file with CRC a proxy or proxies in accordance with the instructions received from the Grantors in respect of the Shares covered by such instructions. Subject to Section 4.01 hereof, the Trustee shall not cast any vote in respect of the Shares
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held in the CRC Trust II as to which voting instructions were not given to the
Trustee by the Grantors.

            SECTION 4.03. Financial Information. The Trustee shall mail to the Grantors, as shown by a list of Grantors maintained by the Trustee as provided in Section 2.01 hereof, copies of all reports, financial statements and other communications which CRC mails to its stockholders of record.

            SECTION 4.04. Inspection of Records. The Trustee shall, upon request of one or more Grantors, as shown by a list of Grantors maintained by the Trustee as provided in Section 2.01 hereof, exercise for their benefit such rights to inspect and make copies of all corporate records of CRC as such Grantors would have if they were holders of record of the Shares held in the CRC Trust II for their benefit.

                                    ARTICLE V

                             Concerning the Trustee

            SECTION 5.01. Duties and Responsibilities. The Trustee shall be obligated to perform and be liable for only such acts as are specifically provided for herein. The Trustee shall have no responsibility with respect to the voting of stock held in the CRC Trust II, except as provided in Article IV hereof, or with respect to the operation or carrying on of the business of CRC. The Trustee shall not be liable for any error of judgment made in good faith by an authorized officer of the Trustee. No provision of this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights and powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

            SECTION 5.02. Certain Rights of Trustee. The Trustee may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trustee may consult with counsel of its own choosing and any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it in good faith and in accordance with such opinion.
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            SECTION 5.03. Recitals. The recitals contained herein and any recital or provision contained in certificates representing First Series Preference Shares shall be taken as the statements of CPI or CRC, and the Trustee assumes no responsibility for the correctness of the same.

            SECTION 5.04. Compensation, Indemnification and Lien of Trustee. CRC agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to receive, reasonable compensation. CRC also agrees to pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance herewith, including reasonable compensation and the expenses and disbursements of its counsel or agents, except any such expense, disbursement or advance arising from the Trustee's negligence or bad faith. CRC agrees to indemnify the Trustee for and to hold it harmless against any loss, liability, tax or expense incurred without wilful misconduct, negligence or bad faith on the part of the Trustee, arising out of or in connection with the acceptance or administration of the CRC Trust II or this Agreement, including the costs and expenses of defending itself against any claim or liability in the premises. The Trustee shall have the right to pay or reimburse itself for all such compensation, expenses, disbursements, advances, losses, liabilities, taxes, expenses and costs, out of any or all cash dividends and all other assets received by the Trustee pursuant to Section 1.02 hereof. The Trustee shall have a lien prior to that of the Grantors upon all the corpus of the CRC Trust II to secure such payment or reimbursement, and if CRC fails to make any such payment or reimbursement after a reasonable lapse of time after being requested to do so the Trustee shall have the right to make such payment or reimbursement to itself out of any or all of such corpus and to sell at public or private sale without notice any or all trust assets to the extent necessary to make such payment or reimbursement; provided, however, that the Trustee shall notify the Grantors prior to exercising such lien.

            SECTION 5.05. Merger or Consolidation of Trustee. In the event that the Trustee shall merge into or consolidate with another bank or trust company, the surviving corporation shall act as the Trustee hereunder without further action of the parties hereto.

            SECTION 5.06. Resignation and Removal, Appointment of Successor Trustee. (a) The Trustee may at any time resign by giving written notice of resignation to CRC and all Grantors. Upon receiving such notice of
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resignation Grantors shall, by the vote, at a meeting or by proxy, of Grantors holding a majority of the outstanding First Series Preference Shares held by Grantors, promptly appoint a successor trustee by written instrument, in triplicate, one copy of which instrument shall be delivered to the Trustee, one copy to the successor trustee and one copy to CRC. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or any Grantor may petition any court of competent jurisdiction for the appointment of a successor trustee.

            (b) In case at any time the Trustee shall fail to comply with the provisions of this Agreement or if the Trustee shall become incapable of acting or shall file for bankruptcy or become insolvent, or if receiver of the Trustee or its property shall be appointed, or if any public officer shall take charge or control of the Trustee or its property or affairs, then and in any such case the Grantors may by the vote, at a meeting or by proxy, of Grantors holding a majority of the outstanding First Series Preference Shares held by the Grantors remove the Trustee and appoint a successor trustee by written instrument, in triplicate, one copy of which instrument shall be delivered to the Trustee so removed, one copy to the successor trustee and one copy to CRC.

            (c) Any resignation or removal of the Trustee and appointment of a successor trustee shall become effective upon the acceptance in writing of the appointment by the successor trustee and the agreement by such successor trustee to the terms and provisions of this Agreement.

            (d) Upon the appointment and acceptance of a successor trustee, the Trustee shall promptly assign and transfer to such successor trustee, subject to the provisions of Section 5.04 hereof, all shares of stock and other assets held in the CRC Trust II and shall deliver to such successor trustee a certified list of all the Grantors together with any other assets or property held in the CRC Trust II.

                                   ARTICLE VI

                            Duration of CRC Trust II

            SECTION 6.01. Duration of Trust. The CRC Trust II shall continue until the expiration of 20 years after the death of the last survivor of the following persons (provided, however, that as to any part of the trust
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estate located in any jurisdiction in which such duration is not the CRC Trust
II created hereby shall terminate on the latest date permitted by the law of such jurisdiction, using Lawrence Lederman, John J. Cirigliano and Gary S. Spirer, the initial Trustees of CPI, and the following persons as measuring lives if so permitted):

                                         Date of
          Name                           Birth               Address
          ----                           -------             -------
Marjorie G. Deane                        July 7, 1955  )
Kathryn M. Deane                         June 28, 1956 )    16 East 76th Street
Disque D. Deane, Jr.                     Sept. 23, 1959)    New York, NY
Walter L. Deane                          Sept. 24, 1962)

Paul E. Taylor, III                      May 19, 1955  )
Joseph Somers Taylor                     June 6, 1957  )    86 Hereford Road
Martha Wenzel Taylor                     Dec. 5, 1959  )    Bronxville, NY
Henry Robbins Taylor                     July 13, 1962 )
Alexander Buchanan Taylor                Dec. 5, 1964  )
Charles Bergen Taylor                    July 23, 1968 )

William Q. O'Connor                      May 27, 1969  )    293 Pondfield Road
Christopher B. O'Connor                  May 8, 1970   )    Bronxville, NY

            SECTION 6.02. Termination. The CRC Trust II shall terminate prior thereto upon the earlier to occur of (i) the termination of CPI, (ii) notification to the Trustee of the vote to that effect, at a meeting or by proxy, of Grantors holding two-thirds of the outstanding First Series Preference Shares held by Grantors at any time after the termination or dissolution of the CRC Trust and (iii) the conversion or redemption of all outstanding First Series Preference Shares. As used in this Section 6.02, termination of CPI shall mean the termination of CPI otherwise than in a transaction contemplated by Sections
7.01 or 7.02 hereof.

            SECTION 6.03. Effect of Termination of Trust. Upon the termination of the CRC Trust II, all assets then held in the CRC Trust II by the Trustee shall be transferred and assigned by the Trustee to the Grantors in proportion to their beneficial interests herein.

                                   ARTICLE VII

                         First Series Preference Shares

            SECTION 7.01. Conversion of CPI into Corporation. If the trust creating CPI shall be converted
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into a corporation, the term "First Series Preference Shares" shall be deemed to refer to the comparable shares of preferred stock of such corporation, regardless of the name of such class or series.

            SECTION 7.02. Merger, Consolidation or Exchange of First Series Preference Shares. If (i) CPI shall merge or consolidate with or into, or sell all or substantially all its assets to, any other business entity ("CPI Transaction") and (ii) all First Series Preference Shares are canceled or deemed canceled as a result of the CPI Transaction and (iii) CPI (and/or its shareholders) shall receive shares of preferred stock of such entity or an entity affiliated therewith as a result of the CPI Transaction, the term "First Series Preference Shares" shall be deemed to refer to such shares of preferred stock, regardless of class or series.

            SECTION 7.03. Reclassification of First Series Preference Shares. If any First Series Preference Shares are reclassified, the term "First Series Preference Shares" as used in this Agreement shall be deemed to refer to the preferred shares of CPI, after such reclassification, regardless of class or series.

            SECTION 7.04. CPI. The term "CPI" as used in this Agreement shall be deemed to refer to any issuer from time to time of First Series Preference Shares.

            SECTION 7.05. Substituted CPI Issuer or Shares. If other shares of CPI or of any corporation shall be deemed pursuant to this ARTICLE VII to be First Series Preference Shares, appropriate descriptions of such shares (and of any other shares which shall subsequently be deemed to be First Series Preference Shares) and of the certificates representing them shall be deemed to be substituted for references to First Series Preference Shares and to certificates representing First Series Preference Shares wherever used in this Agreement and the name of any such other corporation shall be deemed substituted for or added to "CPI".

                                  ARTICLE VIII

                            Miscellaneous Provisions

            SECTION 8.01. Amendments. This Agreement may be amended by the affirmative vote or written consent of Grantors holding at least two-thirds of the outstanding First Series Preference Shares held by Grantors; provided,

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however, that no amendment shall (i) change the proportionate beneficial interests of the Grantors in the CRC Trust II without the affirmative vote or written consent of all such Grantors; or (ii) make any provision not uniformly applicable to all stock of CRC theretofore or thereafter deposited in the CRC Trust II, regardless of the time of deposit; or (iii) require or authorize the Trustee to engage in any business; or (iv) change the termination provisions in
ARTICLE VI hereof. In the event that any such amendment, in the opinion of the Trustee, adversely affects its obligations, rights or responsibilities, such amendment shall not become effective until 30 days after a copy thereof has been delivered to the Trustee or until such time as a resignation of the Trustee, written notice of which shall have been given after such copy of such amendment shall have been so delivered to the Trustee, shall take place under Section 5.06(a) hereof, whichever is later, unless prior thereto the Trustee consents to such amendment.

            SECTION 8.02. Communications. Any notice or communication by the Grantors or CRC to the Trustee will be deemed to have been sufficiently given or made for all purposes if it is given or made in writing addressed to the Trustee at 77 Water Street, New York, New York 10005, attention of Trust Officer. Any notice or communication by the Trustee to any Grantor will be deemed to have been sufficiently given or made for all purposes if it is given or made in writing addressed to the Grantor at the address shown on the books of CPI. Any notice or communication by the Trustee to CRC will be deemed to have been sufficiently given or made for all purposes if it is given or made in writing addressed to CRC at its office at Three Dag Hammarskjold Plaza, 305 East 47th Street, New York, New York 10017.

            SECTION 8.03. Definition of "Trustee". Wherever used in this Agreement the term "Trustee" shall refer to the Trustee herein named and to any successor trustee appointed as herein provided which accepts the office as Trustee.

            SECTION 8.04. Execution and Governing Law. This Agreement is executed and acknowledged with reference to the statutes and laws of the State of New York and the rights of all parties and the construction and effect of every provision hereof shall be subject to and construed according to the statutes and laws of said State.

            SECTION 8.05. Securities Laws. If any Grantor has made or hereafter makes any representation or warranty

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that he has acquired any First Series Preference Shares for investment and not with a view to the sale or distribution thereof or has agreed or hereafter agrees that he will not effect any transfer of any First Series Preference Shares or any interest therein or right to purchase same except upon satisfying certain conditions designed to ensure compliance with the securities laws, such representation, warranty or agreement shall apply to his beneficial interest in the CRC Trust II and to any securities received by him from the Trustee pursuant hereto to the same extent as such representation, warranty or agreement applies to his First Series Preference Shares (or would apply to his First Series Preference Shares but for CPI's termination as contemplated in Section 6.02 hereof), except that any references therein to CPI shall be deemed to mean CRC. Upon any registration of First Series Preference Shares under the Securities Act of 1933 or the securities laws of any state, the Trustee shall cause CRC at its expense to cause such of its securities held by the CRC Trust II which correspond to the First Series Preference Shares being registered to be registered thereunder, to the extent CPI deems appropriate in connection therewith.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                        STICHTING PENSIOENFONDS VOOR,
                                        DE GEZONDHEID GEESTELIJKE EN
                                        MAATSCHAPPELIJKE BELANGEN,


                                          by
                                             /s/ J.H.W.R. van der Vlist
                                             -----------------------------------
                                             J.H.W.R. van der Vlist


                                          by
                                             /s/ Anneke C. van der Puttelaar
                                             -----------------------------------
                                             Anneke C. van der Puttelaar

                                        ALASKA, PERMANENT FUND
                                        CORPORATION,


                                          by
                                             /s/ Pete Jeans
                                             -----------------------------------
                                             Pete Jeans
                                             Real Estate Investment Officer

                                        UNITED STATES STEEL & CARNEGIE
                                        PENSION FUND, as Trustee for each
                                        of the U.S. Steel Group Trust and
                                        the Marathon Oil Group Trust,


                                          by
                                             /s/ Peter C. Lincoln
                                             -----------------------------------
                                             Peter C. Lincoln
                                             Vice President-Investments

                                        THE STATE STREET BANK & TRUST
                                        COMPANY, not in its individual
                                        capacity but solely as Trustee for
                                        Telephone Real Estate Equity Trust,


                                          by
                                             /s/ Dave Hill
                                             -----------------------------------
                                             Dave Hill
                                             Vice President

                                        CORPORATE REALTY CONSULTANTS,
                                        INC.,


                                          by
                                               /s/ Hans C. Mautner
                                               ---------------------------------
                                               Hans C. Mautner
                                               Chairman, President and
                                               Chief Executive Officer

[Seal]

Attest:


/s/ William J. Lyons
------------------------------
       Secretary

                                        BANK OF MONTREAL TRUST COMPANY,


                                            by
                                                /s/ Amy Roberts
                                                --------------------------------
                                                Amy Roberts
                                                Assistant Vice President

[Seal]

Attest:


/s/ Maryann Lyons
-----------------
  Assistant Secretary

                                                                    EXHIBIT A to
                                                          CRC Trust II Agreement

                 See Certificate of Designation included herein
                                  under Tab 1.